NOVELIS INC.
FY2027 LONG-TERM INCENTIVE PLAN
HINDALCO STOCK APPRECIATION RIGHTS GRANT NOTICE
Novelis Inc., a corporation organized under the laws of Canada (the “Company”), pursuant to its FY2027 Long-Term Incentive Plan, as may be amended from time to time (the “Plan”), hereby grants to Participant Hindalco stock appreciation rights, which represent the right to receive a payment in cash equal to the difference between the base price of the Hindalco SAR on the date of grant and the value of one Hindalco share based on the closing price of a Hindalco share as published by the National Stock Exchange on the applicable exercise date (a “Hindalco SAR”). This Hindalco SAR is subject to all of the terms and conditions as set forth in this Hindalco Stock Appreciation Right Grant Notice (this “Notice”), in the corresponding Hindalco SAR Agreement and the Plan, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the corresponding Hindalco SAR Agreement will have the same definitions as in the Plan or the corresponding Hindalco SAR Agreement. If there is any conflict between the terms in this Notice, Exhibit 1 to this Notice, the corresponding Hindalco SAR Agreement and the Plan, then such conflict or inconsistency shall be resolved by giving such documents precedence in the following order: Exhibit 1 to this Notice, the corresponding Hindalco SAR Agreement and the Plan.

Participant	###PARTICIPANT_NAME###
Grant Name:	###GRANT_NAME###
Date of Grant:	###GRANT_DATE###
Number of Hindalco SARs associated with this tranche:	###TOTAL_AWARDS###
Total Number of Hindalco SARs Granted:	###CF_EE_GRANT_Total Grant###
Base Price (Per SAR):	###GRANT_PRICE###
Capped Value:	###CF_GRANT_Maximum Sale Price###
Expiration Date:	###EXPIRY_DATE###
Type of Grant:        Hindalco Stock Appreciation Right
Vesting Schedule:        This Award shall vest pursuant to the schedule set forth in Exhibit 1, which is attached hereto and incorporated herein in its entirety.
Additional Terms/Acknowledgements:    Participant acknowledges receipt of, and understands and agrees to, this Notice, the corresponding Hindalco SAR Agreement and the Plan. Participant acknowledges and agrees that this Notice and the corresponding Hindalco SAR Agreement may not be modified, amended or revised, except as provided in the Plan. Participant further acknowledges that as of the Date of Grant, this Notice, the corresponding Hindalco SAR Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Hindalco SAR and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of the following agreements only. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under this Notice, the corresponding Hindalco SAR Agreement and the Plan.
By accepting the Hindalco SAR, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
Novelis Inc.

By:    Steven Fisher
Title: President and Chief Executive Officer
Participant:

###REQUIRED_SIGNATURE###

Date:
Attachments: Hindalco SAR Agreement; FY2027 Long-Term Incentive Plan (as amended from time to time)

Exhibit 1
Vesting Schedule

1.Vesting. Except as otherwise provided in this Exhibit 1, provided that Participant has not incurred a termination of Service as of the applicable vesting date, the Hindalco SARs will vest and become exercisable in accordance with the following schedule, established for the performance year associated with each tranche:

Vesting Date	Percentage of Hindalco SARs
1st anniversary of June 11, 2026(1)	33 1/3%
2nd anniversary of June 11, 2026(1) (2)	33 1/3%
3rd anniversary of June 11, 2026(1) (3)	33 1/3%

(1)Provided that the Company achieves at least seventy-five percent (75%) of the Total Adjusted EBITDA (in the same amount as used in the Consolidated Novelis U.S. GAAP financial statements) before Metal Price Lag target (the “EBITDA Target”) for FY 2027, as determined in the sole discretion of the Committee. If the EBITDA Target for FY 2027 is not achieved, the Hindalco SARs will be forfeited for no consideration as of the last day of FY 2027.
(2)Provided that the Company achieves the EBITDA Target for FY 2028, as determined in the sole discretion of the Committee. If the EBITDA Target for FY 2028 is not achieved, the Hindalco SARs will be forfeited for no consideration as of the last day of FY 2028.
(3)Provided that the Company achieves the EBITDA Target for FY 2029 as determined in the sole discretion of the Committee. If the EBITDA Target for FY 2029 is not achieved, the Hindalco SARs will be forfeited for no consideration as of the last day of FY 2029.
2.Termination of Service.
a.Death or Disability. Subject to Section 2(f) and Section 3 in this Exhibit 1, if Participant incurs a termination of Service as a result of death or Disability, the unvested Hindalco SARs will become fully vested and exercisable as of the time immediately prior to such termination of Service.
b.Retirement. Subject to Section 2(f) and Section 3 in this Exhibit 1, if Participant incurs a termination of Service as a result of Retirement, Participant will continue to vest in the unvested Hindalco SARs on each vesting date following such termination of Service as if Participant’s Service continued through each such date.
For purposes of this Exhibit 1 and the Agreement, Participant shall only be considered to have terminated Service due to “Retirement” if Participant voluntarily terminates active Service after each of the following conditions have been met: (i) Participant attains age 65 or has a combination of age and years of Service greater than or equal to 65 with a minimum age of 55, and thereafter provides at least six (6) months’ written notice of

Participant’s intended retirement; (ii) the Committee (or its delegate) accepts Participant’s intended retirement in writing, subject to successfully fulfilling transition duties and responsibilities and remaining employed until a Retirement date set by the Committee (or its delegate), it being understood that these duties and responsibilities are in addition to Participant’s regular duties and responsibilities, and may require continued employment beyond the end of the six (6) month notice period; and (iii) the Committee (or its delegate) determines that Participant has successfully fulfilled Participant’s transition duties and responsibilities. The Committee (or its delegate) shall, in its sole discretion, (A) decide whether or not to accept Participant’s intended Retirement, (B) set forth in writing the terms of Participant’s transition duties and responsibilities and Participant’s Retirement date and (C) determine whether or not Participant has successfully met such transition duties and responsibilities not later than sixty (60) days after Participant’s date of termination.
c.Termination without Cause or for Good Reason. Subject to Section 3 in this Exhibit 1, if Participant’s Service is terminated by a Company Group Employer without Cause or by Participant for Good Reason, the Participant’s unvested Hindalco SARs will become vested as to a prorated number of SARs (determined as set forth herein) and exercisable as of the date of such termination of Service. The prorated number of SARs shall be determined by multiplying the Participant’s unvested Hindalco SARs by a fraction, (i) the numerator of which is the number of full months from the immediately preceding vesting date (or the Date of Grant if no vesting date has occurred) through the date of termination and (ii) the denominator is the number of full months from the immediately preceding vesting date (or the Date of Grant if no vesting date has occurred). Notwithstanding the foregoing, if Participant has attained age 65 or has a combination of age and years of Service greater than or equal to 65 with a minimum age of 55 at the time Participant’s Service is terminated pursuant to this Section 2(c), Participant’s Hindalco SARs shall vest at the greater of the vesting treatment provided in Section 2(b) in this Exhibit 1 and this Section 2(c). All unvested Hindalco SARs that do not become vested pursuant to this Section 2(c) will be forfeited.
d.Change in Control. Subject to Section 2(f) and Section 3 in this Exhibit 1:
i.If a Change in Control occurs and the successor or purchaser in the Change in Control has assumed the Company’s obligations with respect to the Hindalco SARs or provided a substitute award and within 12 months following the occurrence of the Change in Control, Participant’s Service is terminated by the Company without Cause or by Participant for Good Reason, the unvested Hindalco SARs will become fully vested and exercisable as of the time immediately prior to such termination of Service.
ii.If a Change in Control occurs and the successor or purchaser in the Change in Control has not assumed the Company’s obligations with respect to the Hindalco SARs nor provided a substitute award, the unvested Hindalco SARs will become fully vested and exercisable as of the time immediately prior to the Change in Control.
e.Intercompany Transfer. If a Participant’s Service with the Company is transferred outside of the Company such that the Participant becomes an Employee at another Company Group Employer, the Participant will continue to vest in the unvested Hindalco

SARs on each vesting date following such transfer; provided, that the Participant remains an Employee of the applicable Company Group Employer through each such vesting date.
f.Voluntary Termination. If Participant’s Service is terminated as a result of Participant’s voluntary resignation, all unvested Hindalco SARs will be forfeited as of the date of termination. For the avoidance of doubt, all vested Hindalco SARs as of the Participation’s date of termination shall remain vested and exercisable.
g.Termination for Cause; Breach of Restrictive Covenants. If (i) Participant’s Service is terminated by the by a Company Group Employer for Cause or (ii) if applicable, Participant breaches their Restrictive Covenant Agreement (whether prior to or after the termination of Participant’s Service), all Hindalco SARs, whether vested or unvested, will be forfeited for no consideration as of the date of termination or breach (as applicable).
3.Release. Any payment of cash subject to the Hindalco SARs that have vested pursuant to Section 2(a), (b), (c), (d) and(e) in this Exhibit 1 will be subject to the execution and nonrevocation of a general release of claims in favor of the Company, in a form reasonably satisfactory to the Company.

Attachment 1
Hindalco Stock Appreciation Rights Agreement

NOVELIS INC.
FY2027 LONG-TERM INCENTIVE PLAN
HINDALCO STOCK APPRECIATION RIGHTS AGREEMENT
Hindalco Stock Appreciation Rights
Pursuant to your Hindalco Stock Appreciation Rights Grant Notice (“Grant Notice”) and this Hindalco SAR Agreement (this “Hindalco SAR Agreement”), Novelis Inc., a corporation organized under the laws of Canada (the “Company”) has granted you Hindalco stock appreciation rights under its FY2027 Long-Term Incentive Plan (the “Plan”), which represent the right to receive a payment in cash equal to the difference between the base price of the Hindalco SAR on the date of grant and the value of one Hindalco share based on the closing price of a Hindalco share as published by the National Stock Exchange on the applicable exercise date (the “Hindalco SARs”). The Hindalco SARs are granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). If there is any conflict between the terms in the Grant Notice, Exhibit 1 to the Grant Notice, this Hindalco SAR Agreement and the Plan and, then such conflict shall be resolved by giving such documents precedence in the following order: Exhibit 1, the Grant Notice, this Hindalco SAR Agreement and the Plan. Capitalized terms not explicitly defined in this Hindalco SAR Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.
The details of your Hindalco SARs, in addition to those set forth in the Grant Notice and the Plan, are as follows:
1.Vesting; No Stockholder Rights
Your Hindalco SARs will vest as provided in your Grant Notice. Vesting will cease upon the termination of your Service with the Company or, its Parent or any of its Subsidiaries, except as may be provided otherwise in the Vesting Schedule in Exhibit 1 to Notice or in an employment or other written agreement between you and the Company. You will not have any of the rights of a stockholder of either Hindalco or Novelis with respect to your Hindalco SARs.
2.Number of Hindalco SARs and Base Price
The number of Hindalco SARs and the base price per SAR are set forth in your Grant Notice and will be adjusted in the event of changes in capital structure and similar events of Hindalco as provided in Section 9 of the Plan.
3.Expiration Date
Hindalco SARs will expire on the seventh anniversary of the Date of Grant (the “Expiration Date”).
4.Term
You may not exercise your Hindalco SAR before the Date of Grant or after the Expiration Date indicated in the Grant Notice. Except as may be provided otherwise in the Vesting Schedule in

Exhibit 1 to your Grant Notice or in an employment or other written agreement between you and the Company, the term of your Hindalco SAR expires upon the earliest of the following:
(a)immediately upon the termination of your Service for Cause;
(b)three months after the termination of your Service for any reason other than Cause, Intercompany Transfer, your Retirement, your Disability or your death;
(c)12 months after the termination of your Service due to your death or Disability;
(d)three years after the termination of your Service for Retirement;
(e)the Expiration Date indicated in your Grant Notice; or
(f)the day before the 10th anniversary of the Date of Grant.
5.Exercise
You may exercise a vested Hindalco SAR at any time, prior to the Expiration Date, when the Hindalco share price is greater than the Base Price, except as prohibited by the Company during a blackout period.
6.Valuation of SAR Appreciation Amount.
Each Hindalco SAR will track the appreciation in value of one Hindalco share over the Base Price. For purposes of determining the actual payout amount upon exercise of a Hindalco SAR, the value of a Hindalco share on the exercise date will be determined by using the closing price on the exercise date, as published by the National Stock Exchange on the applicable date. Notwithstanding the foregoing, if a Hindalco SAR is exercised on a date the National Stock Exchange is closed, the payout amount will be determined based on the closing price of a Hindalco share on the preceding date the National Stock Exchange was open.
7.Payments
As soon as practicable after the exercise of your Hindalco SARs, you will receive a cash payment equal to the product of (i) the number of Hindalco SARs exercised, times (ii) the increase in value of one Hindalco share from the Date of Grant (determined by reference to the Base Price) through the exercise date, provided that the payment will in no event exceed the Capped Value.
8.Transferability
Your Hindalco SARs are not assignable or transferable, except by will or by the laws of descent and distribution, and are exercisable during your life only by you. Without limiting the generality of the foregoing, your Hindalco SARs may not be sold, assigned, transferred or otherwise disposed of, or pledged or hypothecated in any manner (whether by operation of law or otherwise), and shall not be subject to execution, attachment or other process. Any assignment, transfer, sale, pledge, hypothecation or other disposition of your Hindalco SARs or any attempt to make any such levy of execution, attachment or other process will cause your Hindalco SARs to terminate immediately.
9.SARs not a Service Contract
Your Hindalco SARs are not an employment or service contract, and nothing in your Hindalco SARs will be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company or any affiliate, or of the Company or an affiliate to continue your Service. In addition, nothing in your Hindalco SARs will obligate the Company or any affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a member of the Company’s Board or a consultant for the Company or an affiliate.
10.Withholding Obligations
(a)At the time you exercise your Hindalco SARs, in whole or in part, and at any time thereafter as requested by the Company, you hereby agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an affiliate, if any, which arise in connection with the exercise of your Hindalco SARs. In addition, the Committee may (but is not required to), to the extent permitted by law, deduct any such tax and other withholding amounts from any payment of any kind otherwise due to you from the Company or its Parent or any Subsidiary.
(b)The Committee and the Company assume no responsibility for individual income taxes, penalties or interest related to grant or exercise of any Hindalco SARs. Neither the Committee, the Company nor any affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or exercise of any Hindalco SARs. You should consult with your personal tax advisor regarding the tax ramifications, if any, which result from receipt of the Hindalco SARs and the subsequent exercise of the Hindalco SARs. You acknowledge that the Company may be required to withhold federal, state and/or local taxes in connection with the exercise of the Hindalco SARs. You may not exercise your Hindalco SARs unless the tax withholding obligations of the Company and/or any affiliate are satisfied.
11.Section 409A; Tax Consequences
It is the Company’s intent that the Hindalco SARs (and the related agreements) be exempt from Section 409A to the extent applicable, and that this Hindalco SAR Agreement be administered accordingly. You hereby agree that the Committee and the Company do not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Committee, the Company, or any of its officers, directors, employees or affiliates related to tax liabilities arising from your Hindalco SARs or your other compensation.
12.Notices
Any notices provided for in your Hindalco SARs or the Plan will be given in writing and will be deemed effectively given upon receipt. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and Hindalco SARs by electronic means or to request your consent to participate in the Plan by electronic means. By accepting the Hindalco SARs, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
13.Agreement Summaries
In the event that the Company provides you (or anyone acting on your behalf) with summary or other information concerning, including or otherwise relating to your rights or benefits under the Hindalco SAR Agreement (including, without limitation, the Hindalco SARs and any exercise thereof), such summary or other information shall in all cases be qualified in its entirety by Exhibit 1 to your Grant Notice, the Grant Notice, this Hindalco SAR Agreement and the Plan and, unless it explicitly states otherwise and is signed by an officer of the Company, shall not constitute an amendment or other modification hereto.

14.Acknowledgements
You understand, acknowledge, agree and hereby stipulate that: (a) you are executing this Hindalco SAR Agreement voluntarily and without any duress or undue influence by the Company or anyone else; (b) the Hindalco SARs are intended to be consideration in exchange for the promises and covenants set forth in this Hindalco SAR Agreement; (c) you have carefully read, considered and understand all of the provisions of this Hindalco SAR Agreement , the Plan and the Company’s policies reflected in this Hindalco SAR Agreement , and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged; (d) you have asked any questions needed for you to understand the terms, consequences and binding effect of this Hindalco SAR Agreement and you fully understand them; (e) you were provided an opportunity to seek the advice of an attorney and/or a tax professional of your choice before accepting these Hindalco SARs and (f) the obligations and restrictions set forth in this Hindalco SAR Agreement are fair and reasonable.
15.Clawback
This Hindalco SAR shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to you and to awards of this type.